Pursuant to 17 C.F.R. 240.24b-2, confidential information has been omitted in places marked
"[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a
Confidential Treatment Application filed with the Commission.

Exhibit 10.2

GEKKO BRANDS, LLC

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into this 31st day of May, 2007 and is effective as of March 1, 2007 (the “Effective Date”), by and between GEKKO BRANDS, LLC (the “Company”), an Alabama limited liability company and a wholly-owned subsidiary of Ashworth Inc., a Delaware corporation (“Ashworth”), and Calvin J. Martin, Jr. (“Employee”). Company and Employee are sometimes referred to hereinafter as a “Party” or, collectively, the “Parties.”

WITNESSETH THAT

WHEREAS, pursuant to that certain Membership Interests Purchase Agreement, dated July 6, 2004 (the “Purchase Agreement”), between Ashworth and the selling members as set forth therein (the “Selling Members”), Ashworth acquired all of the membership interests of Company (the “Acquisition”);

WHEREAS, Employee was one of the Selling Members, and, prior to the Acquisition, Employee participated in the management of Company;

WHEREAS, as a Selling Member in the Acquisition, Employee obtained rights to potentially receive additional purchase price consideration in the form of Installment Payments pursuant to Section 1.2 and 1.3 of the Purchase Agreement (the “Installment Payments”);

WHEREAS, in consideration of terms, conditions and covenants set forth in this Agreement, including, without limitation, certain non-competition and non-solicitation covenants, Ashworth desires to guaranty payment to Employee of the Installment Payments for the Fiscal Years of 2007 and 2008 as set forth herein; and

WHEREAS, based on the terms and conditions of this Agreement, Company desires to continue to employ Employee and bind Employee to certain performance covenants including,

without limitation, certain non-competition and non-solicitation covenants, and Employee desires to continue his employment with Company;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual and reciprocal covenants and agreements set forth herein, and for other good and valuable consideration, Company and Employee agree as follows:

ARTICLE I.

EMPLOYMENT

1.1 Acceptance of Employment. Subject to the terms and conditions of this Agreement, Company hereby agrees to employ Employee, and Employee hereby agrees to employment by Company. Ashworth shall not employ Employee, and the Parties agree that Ashworth shall have no obligation to Employee except as expressly set forth herein or in the Purchase Agreement.

1.2 Duties and Responsibilities. Employee shall serve initially as a Senior Vice President of Company and shall be responsible for such duties and responsibilities as may be assigned to him from time to time by (a) Ashworth’s Chief Executive Officer (“CEO”), (b) Ashworth’s Chief Financial Officer (“CFO”) or (c) the duly elected managers of Company (the “Managers”). Employee shall devote his full business time, attention, skill and energies to the business and affairs of Company throughout the Term (as defined below).

1.3 Location. Employee will be based in Phenix City, Alabama and, as a condition to the employment outlined herein, neither Company nor Ashworth may require Employee to relocate during the Term.

1.4 Chain of Authority. At all times during the Term, Employee will report directly to either the CEO or CFO.

ARTICLE II.

EFFECTIVE DATE; TERM

2.1 Term. The term of this Agreement begins as of the Effective Date and runs through the second annual anniversary of the Effective Date, unless terminated earlier in accordance with Article IV of this Agreement (the “Term”). Just prior to the second annual anniversary of the Effective Date, the Employee agrees to negotiate with the Company in good faith and, at the Company’s option, enter into a consulting agreement on commercially reasonable terms to provide transitional services to the Company in the twelve (12) consecutive months following the expiration of the Term, unless Employee’s employment has been terminated in accordance with Article IV of this Agreement. Under such consulting agreement the consultant will be obligated to provide up to 200 hours of service at an hourly rate equal to Employee’s Base Salary in the previous year divided by 2080.

ARTICLE III.

COMPENSATION

3.1 Base Salary. For all services rendered by Employee pursuant to this Agreement and in accordance with the terms and conditions of this Agreement, Company shall pay Employee $[***] per annum (“Base Salary”) in accordance with Company’s standard payroll practices. Base Salary may be subject to adjustment upwards based upon an annual review of such salary by the CEO and/or CFO. In no event shall Base Salary be reduced below $[***]

per annum during the Term. For purposes of the computation of Base Salary over any period which is shorter than a Fiscal Year, Base Salary shall be pro rated based on the actual number of days of employment during such Fiscal Year.

3.2 Incentive Compensation

(a) Incentive Compensation. During the Term, provided his employment has not otherwise been terminated and subject to Section 3.2(b) below (including the vesting requirements thereof), Employee shall be eligible to receive an annual incentive bonus payment equal to [***]% of each dollar of EBITA achieved by the Company that is in excess of the Adjusted Operating Target (the “Incentive Compensation”); provided that in no event shall the Incentive Compensation exceed an amount equal to the aggregate Base Salary for Employee in such Fiscal Year. For purposes of this Agreement, “Operating Target” means the EBITA target for the Company in any Fiscal Year as determined pursuant to Section 3.2(b) below, and the “Adjusted Operating Target” means an amount equal to the product of (x) the Operating Target for such Fiscal Year and (y) [***]. The Parties hereby agree that the Company’s Operating Target for Fiscal Year 2007 is $[***].

(b) Computation and Payment of Incentive Compensation.

(i) Ashworth shall in good faith solicit the reasonable advice of the Company’s executive management and shall determine, in Ashworth’s reasonable discretion, the Operating Target for each Fiscal Year on or before the sixtieth (60th) day of such Fiscal Year, and Employee shall use all reasonable efforts to cooperate with Ashworth in its determination of the Operating Targets for each such Fiscal Year.

(ii) Incentive Compensation shall be calculated based upon each Fiscal Year, and, subject to clause (iv) below, any Incentive Compensation that may be payable at the end of such Fiscal Year shall be paid by the later of (x) ninety (90) days after the end of such Fiscal Year in which the Incentive Compensation becomes vested and payable and (y) the resolution of any dispute concerning such Incentive Compensation.

(iii) “Fiscal Year” as used in this Agreement refers to the fiscal year of Ashworth. For purposes of the computation of Incentive Compensation over any period which is shorter than a Fiscal Year, Incentive Compensation shall be pro rated based on the actual number of days of employment during such Fiscal Year.

(iv) In determining whether an Operating Target has been achieved, the Company’s EBITA for such period shall be calculated using the current accounting policies of the Company and the transfer pricing of goods and services exchanged between the Company and Ashworth as set forth on Schedule 3.2(b). For purposes of this Agreement, EBITA in any Fiscal Year shall mean the Company’s net income (which calculation of net income shall include as an operating expense any Incentive Compensation earned pursuant to this Section 3.2 by J. Neil Stillwell, Phil R. Stillwell, Jeffery N. Stillwell, Thomas Patrick Allison, Jr., and Calvin J. Martin, Jr., in such year) before any interest charges for such period, taxes payable by the Company for such period and any Acquisition Amortization expenses for such period.

(v) Notwithstanding anything to the contrary in this Agreement, 50% of the all Incentive Compensation shall not vest and shall not become payable to Employee until the end of the Term, and the Company will pay any such unvested amounts (the “Unvested Incentive Compensation”) into an “Escrow Account” established pursuant to that certain “Escrow Agreement”, substantially in the form of Exhibit B attached hereto. Synovus Trust Company, N.A. (the “Escrow Agent”) will hold all such Unvested Incentive Compensation in the Escrow Account through the end of the Term, at which time such funds that remain in the Escrow Account and that become vested pursuant to this Agreement shall be distributed to Employee pursuant to the Escrow Agreement. During the Term, in the event funds held in the Escrow Account equal or exceed $2,000,000, the holdback set forth in the first sentence of this Section 3.2(c)(iv) shall not apply to any additional Incentive Compensation in excess of such $2,000,000, and Employee shall be paid all Incentive Compensation over such $2,000,000 holdback in accordance with the terms of this Agreement.

(vi) The right to receive Incentive Compensation under this Section 3.2, as applicable, shall vest when such Incentive Compensation becomes payable in accordance with the terms and conditions of this Agreement (the “Vested Incentive Compensation”). Provided that Employee is not then in material breach of this Agreement or the Purchase Agreement and Employee’s employment with the Company was not terminated pursuant to Sections 4.1 or 4.2 of this Agreement, the Unvested Incentive Compensation shall become vested and payable to the Employee upon the ninetieth calendar day after the expiration of the Term.

(vii) In the event it is determined that the Unvested Incentive Compensation is taxable to the Employee, the Escrow Agent shall disburse such portion of the escrowed funds to Employee sufficient to pay the income tax obligations arising out of such escrowed Unvested Incentive Compensation.

3.3 Benefit Plans. Employee will be entitled to employee benefits substantially comparable to those benefits made available to comparable officers of Ashworth as may be in effect from time to time. Notwithstanding anything to the contrary herein, Employee’s eligibility and participation in the benefits provided by Company’s benefit plans will be subject to, and in accord with, the terms and conditions of such plans. After the Term, provided that Employee’s employment has not been terminated pursuant to Article IV hereof, the Company shall provide to Employee until Employee’s 65th birthday family health, dental and life insurance at the level provided to Employee just prior to the expiration of the Term.

3.4 Expenses. Company shall reimburse Employee for all reasonable Company approved business-related expenses incurred in accordance with the policies and procedures of Company.

3.5 Automobile Allowance. During the Term, Company shall pay Employee an automobile allowance equal to $[***] per month, payable in accordance with Company’s standard practices in effect from time to time during the Term.

3.6 Vacation. During the Term, Employee shall receive vacation time each calendar year in accordance with Company’s vacation policies in effect from time to time. In no event will Company provide Employee with less than four (4) weeks of vacation per year.

3.7 Net Compensation. The amount of any gross payments provided for in this Agreement shall be paid net of any applicable withholding required under federal, state or local law.

3.8 Compensation Following Termination. During the Term, Employee shall be entitled to compensation solely in accordance with the terms of this Article III, and any compensation owed to Employee after termination shall be paid as provided in Article V hereof.

ARTICLE IV.

TERMINATION OF EMPLOYMENT

4.1 Voluntary Termination By Employee.

(a) Employee may terminate his employment hereunder at any time by giving at least ninety (90) days prior written notice to Company and Ashworth of his intention to do so (a “Voluntary Termination”). In the event such notice of termination is given, said ninety (90) day period shall be counted as a period of regular employment for all purposes under this Agreement, unless expressly provided otherwise herein, including the payment of Base Salary, provided that Employee continues to carry out in good faith, as determined in Company’s reasonable judgment, his duties and responsibilities during such ninety (90) period.

(b) Notwithstanding the foregoing, Company reserves the right to terminate Employee’s employment at any time after Employee’s notice of voluntary termination upon payment in full of all amounts which would have been due if Employee had remained employed through the entire ninety (90) day notice period and such termination shall continue to be deemed a Voluntary Termination by Employee.

4.2 Termination for “Cause”. Effective immediately and without prior notice (written or otherwise), Company may terminate Employee’s employment hereunder for “Cause,” which, for purposes of this Agreement, includes any one or more of the following:

(a) the commission of or engagement in a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty;

(b) reporting to work under the influence of alcohol;

(c) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause Company, Ashworth or any of their affiliates public disgrace or disrepute or economic harm;

(d) the failure to perform duties as reasonably directed by the CEO or CFO or any other officer to whom Employee reports or the taking of any action contrary to specific direction of the CEO or CFO;

(e) gross negligence or willful misconduct (i) with respect to Company, Ashworth or any of their affiliates or in the performance of Employee’s duties to the same or (ii) that is materially injurious to Company, Ashworth or any of their affiliates, their clients or their reputations, monetarily or otherwise;

(f) the aiding or abetting of a competitor or other breach by Employee of his fiduciary duty of loyalty to Company, including the obtaining of any personal profit not thoroughly disclosed to and approved by Company and Ashworth in connection with any transaction entered into by, or on behalf of, Company, Ashworth or any of their affiliates;

(g) the violation of any of the terms of Company’s rules or policies which, if curable, is not cured to Company’s reasonable satisfaction within fifteen (15) days after written notice thereof to Employee;

(h) any other material breach of this Agreement or any other agreement between the Employee and Company, Ashworth or any of their affiliates which, if curable, is not cured to Ashworth’s and Company’s reasonable satisfaction within fifteen (15) days after written notice thereof to the Employee;

(i) any breach of non-compete covenants pursuant to this Agreement and the Purchase Agreement; or

(j) the occurrence of any of the actions set forth in Section 4.2(a)-(i) above by any other executive officer of Company (including any of the Selling Members) with the knowledge of Employee and where Employee allows or fails to prevent any such action by such executive officer or fails to notify the CEO or CFO of any such action.

4.3 Termination by Company Other Than for Cause. By giving at least ninety (90) days prior written notice, Company may terminate Employee’s employment hereunder at any time. After any such notice of termination, the following ninety (90) day period shall be counted as a period of regular employment for all purposes under this Agreement, unless expressly provided otherwise, including the payment of Base Salary and the accrual and vesting of Incentive Compensation.

4.4 Termination Upon Death or Total Disability of Employee. Upon Employee’s death, Employee’s employment under this Agreement shall terminate immediately without notice. Upon the Total Disability (hereinafter defined) of Employee during the Term, Employee’s employment under this Agreement shall terminate immediately upon delivery of written notice to Employee.

(a) For purposes of this Agreement, the term “Total Disability” shall be defined as the failure of Employee to perform his normal duties hereunder for a period of two (2) consecutive months, or for a total of four (4) months within any twelve (12) month period, during the Term by reason of Employee’s mental or physical Disability.

(b) The term “Disability” shall mean an infirmity preventing Employee from performing the functions of his job where no reasonable accommodation is possible, or where such reasonable accommodation would be an undue burden on Company. Any question as to the existence of a Disability which cannot be resolved by the Parties shall be determined by a mutually agreeable qualified independent physician. The cost of any such medical examination shall be paid by Company.

ARTICLE V.

EFFECT OF TERMINATION

5.1 Voluntary Termination and Termination For Cause.

(a) If Employee voluntarily terminates his employment as provided in Section 4.1 (except under circumstances constituting a “Constructive Discharge” as defined in Section 5.4), or if Employee’s employment is terminated by Company for Cause as provided in Section 4.2, then in such event (i) Company shall only pay Employee (A) the accrued value of Base Salary through the date of such termination only and (B) any accrued and unused vacation time and (ii) the Employee shall be deemed to have forfeited and Company shall be entitled to retain and/or terminate any Incentive Compensation achieved but not yet paid under this Agreement, any Unvested Incentive Compensation, and any Escrowed Installment Payments (together, the “Forfeited Contingent Payments”), it being understood that such Forfeited Contingent Payments shall be deemed to have been unearned upon such termination.

(b) Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt the Parties expressly agree that the Forfeited Contingent Payments will not limit, and shall be in addition to, any and all remedies and/or monetary damages available to the Company or Ashworth at law and in equity in connection with, as a result of, or arising out of Employee’s breach of this Agreement, including, without limitation, breach of those covenants contained in Article VI of this Agreement.

5.2 Termination Upon Total Disability. In the event Employee’s employment is terminated by reason of his Total Disability, then in such event, Employee, or his representative, shall be entitled to receive all unpaid Vested Incentive Compensation, such amounts paid into the Escrow Account pursuant to this Agreement (plus interest accrued thereon), any accrued and unused vacation time, and accrued automobile allowance and all other benefits provided Employee through the date of such termination by reason of Total Disability.

5.3 Termination Upon Death. In the event Employee’s employment is terminated by reason of his death, then subject to applicable law, Company shall pay one of Employee’s spouse, legal representative or his estate a lump sum payment in an amount equal to his current Base Salary for the remaining Term or six (6) months, whichever period is less. In addition, such spouse, legal representative or estate shall be entitled to receive (a) all unpaid Vested Incentive Compensation, (b) such amounts paid into the Escrow Account pursuant to this Agreement (plus interest accrued thereon), (c) any accrued and unused vacation time, and (d) accrued automobile allowance and all other benefits provided Employee through the date of Employee’s termination by reason of his death.

5.4 Termination Other Than For Cause.

(a) In the event that (i) Company terminates Employee’s employment other than for Cause, or (ii) Employee voluntarily terminates under circumstances constituting a “Constructive Discharge”, as defined below (both events in this Section 5.4(a)(i) and (ii) constituting termination without Cause for purposes of this Agreement and the Purchase Agreement), Employee shall receive a lump sum severance payment in an amount equal to his Base Salary for a period of twelve (12) months, plus all unpaid Vested Incentive Compensation, such amounts paid into the Escrow Account (plus interest accrued thereon), and any accrued and unused vacation time, automobile allowance and all other benefits provided Employee as of the date of such termination.

(b) Notwithstanding the foregoing, Employee shall only be entitled to the salary and other amounts set forth in Section 5.4(a) in the event that he delivers a fully executed release and waiver of all claims against Company and its affiliates and subsidiaries substantially in the form attached as Exhibit A hereto (the “Release Agreement”).

(c) Employee shall be deemed to have been “Constructively Discharged” solely for purposes of this provision in any case in which Employee terminates his employment thirty (30) days or more after having given Company prior written notice of a material breach by Company of this Agreement, unless Company, within such thirty (30) day period, has taken reasonable steps to correct such material breach, and provided that either Party may refer the issue of whether or not a Constructive Discharge has taken place for resolution by arbitration, as provided under Article VIII hereof.

5.5 Other Effects of Termination. Upon termination of employment for any reason, Company shall have no obligation to provide Employee with any salary or other benefits not required by law or expressly described in Sections 5.1, 5.2, 5.3 and 5.4; provided that the controlling provisions of any employee benefit or welfare plan shall determine the additional benefits, if any, available to Employee.

ARTICLE VI.

CUSTOMERS; PROPRIETARY INFORMATION; EMPLOYEES

In further consideration of Company’s obligations under this Agreement and in additional consideration of (i) the compensation to be paid to Employee under Article III and (ii) the guaranty of the Installment Payments under Article IX hereof, Employee hereby enters into the following agreements:

6.1 Non-Solicitation and Non-Competition.

(a) At all times during the Restricted Period, Employee agrees that neither he nor any entity for which he has a direct or indirect interest or for which he serves as an advisor, director, officer, employee, consultant, agent or lender (any such entity is hereinafter a “Related Party”) will in any way, either directly or indirectly, on his behalf or on behalf of any other person, firm, corporation or other entity, solicit, divert, take away or attempt to solicit, divert or take away from Company any account, customer or client of Company, or limit, restrict or cancel the business of any such account, customer or client. Employee further agrees that at all times during the Restricted Period neither he nor any Related Party will, directly or indirectly, attempt to seek to cause any account, customer or client of Company, to refrain from patronizing Company.

(b) At all times during the Restricted Period and anywhere within in the Applicable Area (as defined below), Employee shall not, directly or indirectly, whether on his own account, or as an employee, consultant, agent, partner, manager, joint venturer, owner, operator or officer of any other person or entity, or in any other capacity:

(i) act in a capacity, or provide services, similar to those that Employee acted in or provided for Company or Ashworth, for any business that is the same as, or substantially similar to, the Business;

(ii) act in a capacity, or provide services, similar to those that Employee acted in or provided for Company or Ashworth, for any business that directly or indirectly competes with the Business;

(iii) act in a capacity, or provide services, similar to those that Employee acted in or provided for Company or Ashworth, for any business that directly or indirectly competes with any other business conducted by Company during the Restricted Period;

(iv) supervise, manage or oversee others engaging in any of the activities described above;

(v) act in a capacity or provide services in which it is likely that Employee will disclose or use Company’s proprietary or confidential information;

(vi) engage directly or indirectly in the Business or manage, control, participate in, consult with, or render services for, any other person or entity that engages in the Business;

(vii) engage directly or indirectly in any business venture or activity that Company conducts during Restricted Period; or

(viii) own any interest in, provide financing to, consult with, render services to or otherwise assist any person or entity that does any of the foregoing.

(c) Nothing herein shall prohibit Employee from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

(d) For the purposes of this Agreement, (i) “Applicable Area” means (A) throughout Canada and the United States and any other jurisdiction in which Company engages in the Business, but if such area is determined by judicial action to be too broad, then it means (B) within any state or other jurisdiction in which Company is engaged in the Business; (ii) Business” means the business (whether conducted or to be conducted in the future) of Company; and “Restricted Period” means (A) only if Employee’s employment has been terminated pursuant to Section 4.3, then the period of time beginning on the Effective Date and ending on either (1) the eighteen (18) month anniversary of such termination date if Employee has received an Installment Payment prior to such termination date or (2) the twelve (12) month anniversary date of such termination date if Employee has not received an Installment Payment prior to such termination date or (B) then the period of time beginning on the Effective Date and ending on the earlier of the fifth (5th) annual anniversary of the Effective Date and the third (3rd) annual anniversary of the termination of Employee’s employment as provided in Article IV, other than pursuant to Section 4.3.

6.2 Proprietary Matters. Employee acknowledges that during the Term and in light of his prior relationship with Company, Employee has knowledge about, is acquainted with, and has and will continue to have access to, Company information that is of a confidential, proprietary and secret nature. Employee shall at all times keep confidential all such knowledge or information of a confidential, proprietary or secret nature, including matters, relating to, without limitation thereof: the business, accounts, books and records, memoranda, customer lists, purchasing sources, marketing matters, devices, secret inventions, pricing formula, software, codes and other information related to the business, products or sales of Company and/or Ashworth and their customers and vendors. Employee also agrees to comply with Company’s policies, as established from time to time, for the protection of its confidential and proprietary information, including, for example, executing Company’s standard confidentiality and proprietary information agreements.

6.3 Confidentiality. Employee agrees that all information that he obtains or has obtained from Company or otherwise acquires as a result of his employment hereunder relating to Ashworth, Company, and their affiliates or subsidiaries, and which is not known to the public, other than through a breach of this Agreement by Employee, shall remain the confidential property of Ashworth, Company, and their affiliates or subsidiaries (as applicable) and that neither he nor any Related Party will at any time directly or indirectly make such information known to third parties or use it for the benefit of himself or itself, other than as may be necessary in the continued conduct of the business of Company.

6.4 Employees. Employee agrees that neither he nor any Related Party will at any time during the Restricted Period directly or indirectly on behalf of himself or on behalf of any person, firm, corporation or other entity, solicit, entice, divert, employ or attempt to take away any employee, former employee, or independent representative or agent of Ashworth, Company, or their affiliates, or induce or attempt to induce any such employee or independent representative or agent to quit its employment with or representation of Company or Ashworth; provided, however, Employee may hire any employee terminated by Ashworth, Company, or their affiliates without Cause immediately after such termination, and Employee may hire any employee who resigns his employment with Ashworth, Company, or their affiliates one (1) year after such resignation.

6.5 Return of Company’s Property. Upon termination of this Agreement for any reason, Employee will return to Company all books, papers, records, disks, tapes, electronic storage media or other property of Company or Ashworth of any kind or nature which is in his possession, or under his control, and that neither he nor any Related Party will at any time directly or indirectly make such information known to third parties or use it for the benefit of himself, other than as may be necessary in the continued conduct of the business of Company.

ARTICLE VII.

COVENANTS FAIR AND REASONABLE

7.1 Reasonable Scope and Duration. Employee understands and acknowledges that the covenants contained in this Agreement, including without limitation Article VI, are given in addition to similar covenants of Employee under the Purchase Agreement. Employee further represents that the said covenants are fair and reasonable as to time, area and scope of restricted activity and are required for the fair and reasonable protection of the business of Company in light of Employee’s prior and continuing relationship with Company. Employee further acknowledges that without the restrictions imposed by his covenants provided herein including but not limited to his future activities imposed by the said covenants, the business of Company would suffer irreparable and immeasurable harm. Each covenant of Employee set forth herein shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Company of the said covenants, and any court having jurisdiction shall have the power to reduce the duration and/or area of any such restriction, such that and in its reduced form, such covenant(s) may and shall be enforceable. In the event of a breach or violation by Employee of any of the provisions of Article VI, the Restricted Period described above shall be tolled until such breach or violation has been duly cured.

7.2 Jurisdiction. The Parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained herein upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs. If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intent of the Parties hereto that such determination not bar or in any way affect Company’s right to the relief provided above in the courts of any other states or jurisdictions as to breaches of such covenants in such other respective states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

7.3 Equitable Remedies. Employee agrees that any breach or violation of the covenants contained in this Agreement would cause Company irreparable loss and damage for which money damages would be inadequate. Therefore, the Parties agree that in the event of any breach or violation or attempted breach or violation by Employee of the covenants contained herein, including those set forth in Article VI hereof, Company may enforce the terms of this Agreement in a suit at equity and may obtain a preliminary injunction or restraining order immediately upon the commencement of any such suit, without notice.

ARTICLE VIII.

ARBITRATION

Subject to the right of Company to seek injunctive relief for violations of Article VI above and without waiving the same, the Parties agree that all disputes, controversies or claims that may arise among them (including their agents and employees), arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be submitted to, and determined by, binding arbitration. Such arbitration shall be conducted before a single arbitrator in Wilmington, Delaware pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association, except to the extent such rules are inconsistent with this Article VIII. The arbitrator shall apply the laws of the State of Delaware (without regard to conflict of law rules) in determining the substance of the dispute, controversy or claim and shall decide the same in accordance with applicable usages and terms of trade. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with the arbitration. Any award pursuant to such arbitration shall be final and binding upon the Parties, and judgment on the award may be entered in any federal or state court sitting in any court having jurisdiction. The obligations set forth in this Article VIII shall survive the termination of this Agreement.

ARTICLE IX.

INSTALLMENT PAYMENT GUARANTY

9.1 Subject to Section 9.2 below, Company and Ashworth agree to guaranty that the EBIT Target amounts, being $[***] for 2007 and $[***] for 2008, respectively, shall be deemed met and that the Employee shall be entitled to all Installment Payment benefits for Fiscal Years (as defined in Schedule 1.3 of the Purchase Agreement) 2007 and 2008, as provided for in the Purchase Agreement, even if the actual EBIT Target is not actually met, and, subject to Section 9.2 below, further guarantees the payment of, and shall pay in respect and in full satisfaction thereof, the Fiscal Year 2007 and Fiscal Year 2008 Installment Payments (as defined in the Purchase Agreement) to Employee in the amounts equal to:

20% of $1,565,000 for the December 2007 Installment Payment; and

20% of $1,805,000 for the December 2008 Installment Payment.

9.2 Notwithstanding anything to the contrary in Section 9.1 above, when due, 100% of the Fiscal Year 2007 and Fiscal Year 2008 Installment Payments shall be paid into the Escrow Account and shall be held therein until the second (2nd) annual anniversary of the Effective Date, pursuant to the terms of the Escrow Agreement. For purposes of this Agreement, such Installment Payments held in the Escrow Account shall be deemed “Escrowed Installment Payments”. The Escrowed Installment Payments represent contingent payment rights subject to forfeiture pursuant to Section 5.1 above. The Parties expressly agree that this Article IX replaces Sections 1.2(c) and 1.3 of the Purchase Agreement and that such Sections 1.2(c) and 1.3 of the Purchase Agreement and any obligations of Ashworth or its affiliates in respect of Installment Payments under the Purchase Agreement are hereby terminated, in lieu thereof, and shall be null and void and of no further force or effect.

ARTICLE X.

MISCELLANEOUS

10.1 Accord, Satisfaction, Settlement and Release. For himself and the Employee Parties (as defined below), Employee agrees that payment by Company of compensation provided under Article III hereof and the Installment Payments provided in Article IX hereof (each to the extent required by this Agreement) shall constitute a full, final and complete accord, satisfaction, settlement and release of any claim, cause of action, right, liability or demand of any kind, whether existing as of the Effective Date or thereafter, arising in connection with Employee’s employment with Company or under the Purchase Agreement (including, inter alia, all claims and rights to Installment Payments as set forth in Sections 1.2(c) and 1.3 of the Purchase Agreement), which any of the Employee and the Employee Parties may have against any of Company Parties (as defined below). For purposes hereof, “Employee Parties” shall mean the Employee’s personal and legal representatives, assigns, executors, administrators, successors, heirs, distributees, devisees and legatees and “Company Parties” shall mean Company, Ashworth, any of their affiliates, any of their constituent members, and each of their parents, subsidiaries and affiliates and all of their respective members, managers, officers, directors, shareholders, employees, agents, servants, representatives, heirs, executors, administrators, assigns, predecessors and successors in interest.

10.2 Amendments. This Agreement and the attachments hereto may not be amended except by an agreement in writing signed by Company and Employee.

10.3 Parties Bound. The rights and obligations of Employee and Company shall inure to the benefit of and shall be binding upon their respective heirs, legal or personal representatives, successors and assign.

10.4 Entire Agreement; Assignability. This Agreement contains the entire agreement of the Parties and replaces in its entirety that certain Executive Employment Agreement between the Parties, dated as of July 6, 2004, which the Parties agree such Executive Employment Agreement shall be terminated (without further act or deed) simultaneous with the execution of this Agreement. The rights arising hereunder are personal to the Parties and may not be assigned, transferred, pledged or otherwise encumbered, except that Company may assign its rights hereunder to (a) any affiliate of Company and (b)  any successor in interest or purchaser of substantially all of the assets of Company’s business.

10.5 Cooperation. Employee will cooperate with Ashworth and the Company in connection with a Change in Control of the Company and shall use his reasonable best efforts to take all action and do all things necessary, proper or advisable to effect such transaction as reasonably requested by the Company or Ashworth. For purposes of this Agreement “Change in Control” shall have the meaning as set forth in Exhibit C.

10.6 Waiver of Breach or Violation Not Deemed Continuing. The waiver by any Party of a breach or violation of a provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

10.7 Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient only if furnished in writing and sent by registered or certified mail to his last known residence in the case of Employee, or to the principal offices of both Company and Ashworth.

10.8 Authority. The provisions of this Agreement required to be approved by the manager of Company have been so approved and authorized.

10.9 Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Delaware. If any disputes arise between the parties that require judicial determination, the parties expressly submit and consent to venue and jurisdiction in the federal or state courts, located in Wilmington, Delaware.

10.10 Section Headings. The article and section headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

10.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.

10.12 Invalidity of Provisions. Should any one or more provisions of this Agreement for any reason be deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and there shall be substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the Parties to the extent permitted by applicable law. In case this Agreement, or any one or more provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof

10.13 Construction. When used herein, the masculine gender shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

10.14 Survival of Certain Obligations. The obligations of Company and Employee under Article V, of Employee under Article VI and VII, and of both Company and Employee under Articles VIII, IX and X shall survive the expiration of the Term of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee has hereunto set his hand and Company has hereunto caused its name to be signed by its duly authorized officers with one original being delivered to each Party hereto as of the day and year first above written.

COMPANY
GEKKO BRANDS, LLC
By: /s/ J. Neil Stillwell
Manager

Attest: /s/ Phil Stillwell

EMPLOYEE
Calvin J. Martin, Jr.
/s/ Calvin J. Martin, Jr. (L.S.)

Sworn to and subscribed before
me on June 6, 2007.
/s/ Marta H. Black
Notary Public
State of Alabama
County of Russell
Comm. Exp. 5/10/2008
(Notarial Seal)

ACKNOWLEDGED AND AGREED with respect to ARTICLE IX and ARTICLE X:

ASHWORTH INC.
By: /s/ Peter Weil
Name: Peter Weil
Title: CEO
Date: 6/5/07

ASHWORTH ACQUISITION CORP.
By: /s/ Peter Weil
Name: Peter Weil
Title: CEO
Date: 6/5/07

Exhibit A

RELEASE

For and in consideration of the amount of $[     ] (the “Payment”), other good and valuable consideration described herein, and consideration provided or to be provided under that certain Employment and Non-Competition Agreement, dated March 1, 2007, by and between      and Gekko Brands, LLC (the “Employment Agreement”),      , for himself and his legal representatives, successors and/or assigns (“Releasor”), makes this Release (the “Release”) in favor of Ashworth, Inc., Gekko Brands, LLC, its constituent members, and each of their parents, subsidiaries and affiliates and all of their respective members, managers, officers, directors, shareholders, employees, agents, servants, representatives, heirs, executors, administrators, assigns, predecessors and successors in interest (all such persons and organizations are hereafter referred to as “Releasee”).

I. AGREEMENTS OF RELEASOR

(a) Releasor hereby settles with, reaches accord and satisfaction with, and generally releases Releasee with respect to each and every claim, cause of action, right, liability or demand of any kind arising out of Releasor’s employment by Releasee which arose at any time prior to and may arise until the date Release is duly executed. Such claims that are hereby released include by way of example, but not limitation:

(i)	all claims arising from Releasor’s employment with Releasee and the termination thereof; and

(ii)	all employment related claims based on any federal, state, or local anti-discrimination provision, statute, ordinance, regulation, or policy (statutory or common), or legal or equitable theory including but not limited to 42 U.S.C. § 1981 et seq., the Civil Rights Act of 1964, as amended, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act and the Equal Pay Act.

IT IS THE INTENT OF RELEASOR TO RELEASE ALL CLAIMS DIRECTLY RELATED TO EMPLOYEE’S EMPLOYMENT WITH COMPANY ONLY. RELEASOR EXPRESSLY RESERVES ALL RIGHTS WITH RESPECT TO ANY NON-EMPLOYMENT RELATED CLAIMS AGAINST RELEASEE, INCLUDING, BUT NOT LIMITED TO RIGHTS ARISING UNDER THAT CERTAIN MEMBERSHIP PURCHASE AGREEMENT DATED JULY 6, 2004.

(b) Releasor covenants not to hereafter sue or to authorize anyone else to file a lawsuit on his behalf against Releasee in respect of any claim released hereunder (except as may be necessary to enforce the terms of Release or to test the knowing and voluntary nature hereof). Releasor also covenants and agrees not to induce, incite, or encourage employment related claims of any nature against Releasee.

(c) Releasor represents and agrees:

(i)	That he would not be entitled to the Payment if he did not sign Release;

(ii)	That the foregoing Payment is the only amount which he is entitled to receive from Releasee solely as a result of his employment by Releasee, and that he hereby waives all other employment related payments or claims for payments;

(iii)	That he acknowledges and understands his continuing obligation to maintain the confidentiality of Releasee’s trade secrets, confidential and proprietary information;

(iv)	That he has signed Release voluntarily and of his own free will; and

(v)	That he fully understands his right to discuss Release in all detail with an attorney, understands that Releasee recommends to him that he consult an attorney, and acknowledges that he has been given a reasonable period of time to consider whether he should sign the Agreement.

II. AGREEMENTS OF RELEASEE

(a) Releasee will pay the Payment to Releasee in thirteen (13) substantially equal bi-weekly payments over six (6) months (the “Severance Period”) commencing on or after the eighth day after Releasor signs Release upon delivery by Releasor of the signed Ratification attached hereto; and

(b) Releasee will extend to Releasor the right to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA).

III. GENERAL

(a) Releasor has up to twenty-one (21) days to decide whether he wants to sign Release. If Releasor signs the Release, he will then have seven (7) days from the day he signs the Release in which to revoke the Release. The Release will not become effective until he delivers a signed Ratification on or after the eighth day after he signs the Release.

(b) The provisions of Release are fully severable, and, if any provision of the Agreement is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

(c) Except for those provisions of the Employment Agreement that survive any termination thereof (as provided in Section 10.13 thereof), this Release constitutes the full and entire agreement between the parties hereto, and fully supersedes all prior agreements and understandings between the parties hereto relating to this subject matter.

Submitted this      day of      200_.

GEKKO BRANDS, LLC
By:
Title:

(L.S.)

Date Accepted

Ratification

Releasor,      , hereby swears that he was given up to twenty-one (21) days to decide whether to sign the Release of All Employment Related Claims (hereinafter “Release”). Releasor signed the Agreement at least seven (7) days ago and has not revoked the Release. Accordingly, upon receipt of the Payment as described within the Release, Releasor acknowledges being fully bound by all provisions of the Release.

(L.S.)

Date	[NAME OF EMPLOYEE]

Exhibit B

As used in this Agreement, the phrase “Change in Control” shall mean:

(a) Except as provided by subparagraph (c) hereof, the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries, or any executive benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c) Approval by the members of the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than

(i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or

(ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or

Approval by the members of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

Schedule 3.2(b)

Transfer Pricing

1. For sales made from Gekko to Ashworth.
Gekko will record revenue at (x) the sum of Direct Costs and Indirect Costs divided by (y) one minus the Set Gross Profit Target. The Set Gross Profit Target shall be established by Ashworth annually in its sole discretion, and shall be for [***]% for fiscal year 2007.
2. For sales made from Ashworth to Gekko.
Ashworth will record revenue at Cost, as defined herein. For 2007 Ashworth has established its overhead allocation to be $[***] per unit for goods shipped to Gekko from Ashworth’s warehouse facility.
3. Definitions.
“Cost” means all Direct Costs and Indirect Costs.
“Direct Costs” means all direct costs incurred up to the point of transfer of title from Gekko to Ashworth, or vice versa, which may include, but is not limited to FOB, Raw Materials, Labor Finishing, Packaging, Shipping, Buying Commissions, Duty, Customs Fees, and Freight Forwarder Fees.

“Indirect Costs” means an allocation of overhead to be established by Ashworth annually, which allocation may be revised in Ashworth’s sole discretion from time to time.

Schedule 3.3

Benefits

Benefit	Current Premium (Annual)
Health	[***]

Dental	[***]

Life	[***]

LTD	[***]

AFLAC	[***]

DUES	[***]